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                                                                   EXHIBIT 23.01

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                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 2-88587 of our report dated February 17, 1997 (March 13, 1997 as to Note 5 and April 16, 1997 as to Note 6) relating to the financial statements of Dean Witter Cornerstone Fund II, Dean Witter Cornerstone Fund III and Dean Witter Cornerstone Fund IV and our report dated February 17, 1997 (March 13, 1997 as to Note 5 and March 27, 1997 as to Note
6) relating to the statements of financial condition of Demeter Management Corporation appearing in the Prospectus Supplement, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus Supplement.

New York, New York

May 9, 1997